AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1996
                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                                LABOR READY, INC.
             (Exact name of registrant as specified in its charter)


               Washington                                     91-1287341
     (State or other jurisdiction of                       (I.R.S. Employer
     incorporation or organization)                       Identification No.)


                             1016 South 28th Street
                                Tacoma, WA 98409
                                 (206) 383-9101
    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

               LABOR READY, INC. 1996 EMPLOYEE STOCK PURCHASE PLAN
                              (Full title of plan)

          Ralph E. Peterson                                   Copy to:
          Labor Ready, Inc.                              Mark R. Beatty, Esq.
       1016 South 28th Street                            Gary J. Kocher, Esq.
          Tacoma, WA 98409                              Preston Gates & Ellis
           (206) 383-9101                               5000 Columbia Center
(Name, address, including ZIP code, and                   701 Fifth Avenue
telephone number, including area code,                Seattle, Washington 98104
        of agent for service)                              (206) 623-7580

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Title of securities    Amount to be     Maximum offering   Maximum aggregate       Amount of
 to be registered     registered (1)   price per unit (2)  offering price (2)   registration fee
------------------------------------------------------------------------------------------------
Common Stock, no
par value per share   150,000 shares    $ 14.63             $2,194,500          $665.00
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 1996 Employee Stock Purchase Plan described herein.
(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) of the Act, based upon the average high and low prices of the Common Stock of the Registrant on the Nasdaq Stock Market on November 19, 1996.

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by Labor Ready, Inc. (the "Company") are incorporated herein by reference:

          (a) The prospectus dated June 12, 1996 (the "Prospectus") with respect to shares of the Company's Common Stock, having no par value per share (the "Common Stock"), filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended, that contains audited financial statements from the Company's latest fiscal year for which such statements have been filed.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Prospectus.

          (c) The description of the Common Stock that is contained in the Company's Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act, as updated by the description of the Common Stock that is contained in the Prospectus, including any amendment or report filed for the purpose of updating such description.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Legal matters in connection with the securities registered hereby were passed upon by Preston Gates & Ellis, Seattle, Washington. As of October 29, 1996, partners and attorneys employed by such firm beneficially own 3,180 shares of Common Stock of the Company.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation and Bylaws require indemnification of the Company's officers and directors to the fullest extent permitted by Washington law. The Company also maintains director's and officer's liability insurance.

          The Company's Bylaws and Articles of Incorporation provide that the Company shall, to the full extent permitted by the Business Corporation Act of the State of Washington, as amended from time to time, indemnify all directors and officers of the Company. In addition, the Company's Articles of Incorporation contains a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Revised Code of Washington (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM 8.   EXHIBITS

EXHIBIT                            DESCRIPTION
-------                            -----------
  4.1     --   Labor Ready, Inc., 1996 Employee Stock Purchase Plan, as approved and adopted, by the Company's Shareholders on August 20, 1996
  5.1     --   Opinion of Preston Gates & Ellis
 23.1     --   Consent of Preston Gates & Ellis (see Exhibit 5.1)
 23.2     --   Consent of BDO Seidman, LLP, Independent Certified Public
               Accounts

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

ITEM 9.   UNDERTAKINGS

          (a)  The registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include: (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (a) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (c) any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly authorized and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tacoma, State of Washington on this 14th day of November, 1996.


                                        LABOR READY, INC.


                                        By /s/Glen A. Welstad
                                           ------------------------------------
                                                      Glenn A. Welstad
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 14th day of November, 1996.


        SIGNATURE                                 TITLE
        ---------                                 -----

 /s/Glenn A. Welstad
-------------------------     Chairman, Chief Executive Officer and Director
    Glenn A. Welstad          (Principal Executive Officer)

 /s/Ralph E. Peterson
-------------------------     Chief Operating and Financial Officer and
    Ralph E. Peterson         Director (Principal Financial and Accounting
                              Officer)

 /s/Robert J. Sullivan
-------------------------     Director
   Robert J. Sullivan

 /s/Thomas E. McChesney
-------------------------     Director
   Thomas E. McChesney

 /s/Ronald L. Junck
-------------------------     Secretary and Director
    Ronald L. Junck

 /s/Richard W. Gasten
-------------------------     Director
   Richard W. Gasten

             INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

EXHIBIT                            DESCRIPTION                              PAGE
-------                            -----------                              ----

  4.1     --   Labor Ready, Inc., 1996 Stock Option and Incentive Plan,
               as approved and adopted, by the Company's Shareholders
               on August 20, 1996
  5.1     --   Opinion of Preston Gates & Ellis
 23.1     --   Consent of Preston Gates & Ellis (see Exhibit 5.1)
 23.2     --   Consent of BDO Seidman, LLP, Independent Certified Public
               Accounts

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